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                                [D&F LETTERHEAD]

                                 March 28, 1996

Barry Mendelson
On Ice, Inc.
517 North Robertson Boulevard
Suite #200
Los Angeles, California 90048

Dear Barry:

     In accordance with Paragraph 17 of the Agreement dated March 28, 1995, I just wanted to confirm in writing that D&F has exercised its option to renew the Agreement within ninety (90) days after the completion of the Tour and that moth parties. D&F and On Ice, have agreed that all terms and conditions of said Agreement remain the same except as provided below:

     1. Under Paragraph 1.b. of the Agreement and Paragraph A.2. of Exhibit A, both parties agree that the following skaters are acceptable if Producer is able to secure them for the show: Katerina Gordeeva, Nancy Kerrigan, Brian Orser, and Viktor Petrenko.

     2. Under Paragraph A.3. of Exhibit A, the Tour dates for the A Company shall be from December 1 through December 30, 1996.

     3. Under Paragraph A.5. of Exhibit A, the television broadcast shall be on NBC on New Year's Day, Wednesday, January 1, 1997. In addition, both parties have consented to the two (2) year agreement reached with ESPN to rebroadcast the 1995 Show in 1996 and the 1996 Show in 1997 for a gross fee of $85,000 and $95,000, respectively, before deduction for production costs and commissions.

     4. Under Paragraph B.2., all arena tickets allocated to Sponsors shall be delivered to Sponsors no later than November 1, 1996.

     5. Under Paragraph D.5., in addition to the one (1) title sponsor, it is anticipated that there may be up to fourteen (14) support sponsors, of which four (4) may be Tour-only Sponsors without any commercial units.

     6. Add a new Paragraph 4. to Exhibit B, stating as per our discussion and agreement, Producer shall have the right to secure up to two (2) Tour Sponsors at a full sponsorship level that includes four (4) commercial units on the NBC Telecast. If Producer is successful in securing the commitment from Tyson's Food and/or another company not competitive with any existing corporate sponsor, prior to June 1, then On Ice will be entitled to retain the incremental sponsorship revenue receive per Sponsor over and above $75,000 each, with D&F receiving a minimum of $75,000 per Sponsor. Producer shall continue to have the right to secure such Tour Sponsors after June 1, 1996, but only on an "as available basis."





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